Exhibit 99.2

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

— — — — — — — — — — — — — — — — — — —  x
Harmony Gold Mining Company Limited,

                                                  Plaintiff,

04 Civ. 9346 (DAS)
ORDER
                    - against -

The Bank of New York,

                                                  Defendant.

— — — — — — — — — — — — — — — — — — —  x
DEBORAH A. BATTS, United States District Judge.

     The Court received today at 9:45 a.m. an Order to Show Cause seeking a Temporary Restraining Order and a Preliminary Injunction to prevent Defendant Bank of New York (“BoNY”) from issuing a discretionary proxy covering American Depository Shares (“ADSs”) to non-party Gold Fields Limited (“Gold Fields”) from which no voting instructions were received by BoNY by noon today. The Plaintiff is concerned that “After that time, a discretionary proxy could be issued for any shares covered by ADSs as to which BoNY did not receive instructions.” (Comp. ¶ 8.) Plaintiff alleges that Gold Fields’ public statements, communications and filings, “which it must deliver to BoNY” put BoNY on constructive notice of substantial opposition to the IAMGold transaction and that the implementation of the transaction would materially and adversely affect the rights of Gold Fields shareholders. (Id. ¶ 29.) The same information available to BoNY was also available to ADS shareholders who could have instructed BoNY how to vote their shares.

     The Court is also aware of a case where the Plaintiff before this Court was the defendant and in which the Honorable Richard M. Berman denied a motion for a preliminary injunction against it. While the Plaintiff herein seeks to enjoin a discretionary proxy from being issued to non-party Gold Fields (the Plaintiff in the case before Judge Berman), pursuant to Section 4.7 of the Deposit Agreement, it is clear that under that section, it is the non-party Gold Fields as “Issuer” who has the obligation to inform BoNY whether substantial opposition exists or whether such matter may materially and adversely affect the rights of Gold Fields shareholders. It is clear to the Court that Plaintiff fears it would not get the benefit of the bargain it sought with Gold Fields should Gold Fields be given the discretionary proxy. Nevertheless, this Court agrees with Judge Berman that monetary damages would be the appropriate remedy, if any.

     Accordingly, the motion seeking a Temporary Restraining Order and a Preliminary Injunction is DENIED.

SO ORDERED.

Dated:  New York, New York
             November 30, 2004

DEBORAH A. BATTS
United States District Judge

2